THE TAIWAN FUND, INC. REVIEW
October 2009

HSBC Global Asset Management (Taiwan) Limited 24/F No. 99, Tunhwa S. Rd., Sec. 2 Taipei 106, Taiwan	Tel: +886-2-2325-7888 Fax: +886-2-2326-8298
Portfolio Review
Market Review:
In October, the Taiwan Stock Exchange Index (“TAIEX”) decreased by 3.38% in U.S. Dollar terms. Local institutions, proprietary traders and foreign investors (Mainland Chinese included) sold a net of NT$9.04 billion, NT$5.64 billion and NT$11.95 billion, respectively. The retail and textile sectors outperformed the TAIEX with a gain of 4.02% and 3.57%, respectively, month-over-month (“MoM”) in NT dollar terms. On the other hand, the construction and cement sectors underperformed the TAIEX with a decrease of 5.91% and 4.37%, respectively, MoM in NT dollar terms. On the economic front, Taiwan’s Consumer Price Index (“CPI”) decreased 0.86% year-over-year (“YoY”) in September. The seasonally adjusted unemployment rate increased to 6.09% in September, 0.02% higher than the previous month. According to Customs’ records, Taiwan’s exports decreased by 12.7% YoY in September. Further, exports increased by 0.3% MoM to US$19.07 billion, the highest for the past eleven months. Seasonally adjusted export orders were down by 2.86% YoY in September; nevertheless, the order amount reached US$30.84 billion, also the highest for the past eleven months.
Fund Performance Review:
The Taiwan Fund, Inc. (the “Fund”) outperformed its benchmark by 0.11% in October. Overweight positions in the retail sector and in the food sector contributed positively to the Fund’s performance. However, an overweight position in the IC design sector had a negative impact on the Fund’s performance.
Investment Strategy:
In October, the TAIEX was facing profit taking pressure, despite strong 3Q09 results that beat market expectations. Investors appeared to be more concerned about the possible fourth quarter seasonal decline in the tech sector. Meanwhile, risks were also on the rise as the Taiwan government announced that it was considering adopting policy tools to curb rising property prices. Profit taking activity was most active in both tech and property sectors. We expect politics to continue to be the main focal point over the near term, so we plan to add exposure to selective China plays in anticipation of possible improvement in cross-Strait ties. For the rest of 2009, key agenda items include the signing of a financial MOU, Chinese investment liberalization and cross-Strait trade talks. In terms of sector allocation, the Fund holds a slightly overweight position in defensive technology, while it is underweight in the financial and petrochemical sectors.
Total Portfolio Sector Allocation

	% of	% of
As of 10/31/09	MV + Cash	TAIEX
Computer Service and Software	0.0	0.2
Electronic Components	0.8	4.2
Electronics Distribution	5.1	1.1
IC Design	8.2	4.4
PC & Peripherals	3.9	8.3
Optoelectronics	3.2	6.6
Other Electronics	6.2	7.7
Semiconductor Manufacturing	10.0	13.9
Telecommunications	8.8	7.7
Construction/Cement/Glass	3.6	3.5
Food	4.6	1.4
Chemicals/Biotech	1.0	1.8
Textiles/Paper	2.2	2.2
Electric Machinery/Appliances	0.7	1.3
Iron & Steel	2.9	3.1
Automobiles/Rubber	4.0	2.1
Transportation/Tourism	1.0	2.5
Wholesale & Retail	3.4	1.0
Miscellaneous (Footwear/Others)	0.0	1.8
Plastics/Petroleum Services	10.8	11.1
Financial Services	11.3	14.1

Total	91.7	100.0

Cash (% in liquid investments)	—	—
Cash (% in bank)	8.3	—

Technology	46.2	54.1
Non-Technology	34.2	31.8
Financial	11.3	14.1
Total Net Assets: US$274.96 Million
Top 10 Holdings of Total Fund Portfolio

As of 10/31/09	% of Total Portfolio
Taiwan Semiconductor Manufacturing Co., Ltd.	7.50

Hon Hai Precision Industry Co., Ltd.	6.24

Cathay Financial Holding Co., Ltd.	3.83

Chunghwa Telecom Co., Ltd.	3.75

MediaTek, Inc.	3.64

Nan Ya Plastics Corp.	3.22

Synnex Technology International Corp.	3.15

China Steel Corp.	2.94

Fubon Financial Holding Co., Ltd.	2.88

Formosa Petrochemical Corp.	2.68

Total	39.83
NAV: US$14.80      Price: US$13.03     Discount: 11.96%
No. of Shares: 18.57 Million

Returns in US$ (%) (a)

	The Taiwan Fund, Inc.	TSE Index(b)	TAIEX Total Return Index(d)	MSCI Taiwan Index
One Month	-3.27%	-3.38%	-3.38%	-4.12%
Fiscal Year to Date (c)	6.94%	8.83%	8.91%	8.04%
One Year	42.85%	52.83%	57.12%	45.48%
Three Years	0.79%	2.19%	6.18%	-2.00%
Five years	7.12%	5.73%	9.94%	2.78%
Ten Years	-1.23%	-0.92%	N/A	-2.83%
Since Inception	8.78%	9.36%	N/A	N/A

(a)	Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year, which are not annualized.

(b)	Returns for the TSE Index are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns.

(c)	The Fund’s fiscal year commences on September 1.

(d)	The TAIEX Total Return Index commenced 1/1/2003.

Premium/Discount of TWN
Market Data

	As of 09/30/09	As of 10/31/09
TAIEX	7509.17	7340.08
% change in NTD terms	10.01	-2.25
% change in USD terms	12.64	-3.38
NTD Daily avg. trading volume (In Billions)	126.30	102.29
USD Daily avg. trading volume (In Billions)	3.93	3.15
NTD Market Capitalization (In Billions)	19236.80	18865.60
USD Market Capitalization (In Billions)	598.38	580.07
FX Rate: (NT$/US$)	32.1480	32.5230
Disclaimer: This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned. The daily NAV of the Fund is available from Lipper and CDA Wiesenberger, or you may obtain it by calling toll free (800) 636-9242.
Fund Manager: Shirley Yang